Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by BRC Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of BRC Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 9, 2021

By:	/s/ Glenn Welling
Glenn Welling